Exhibit 10.1
Private & Confidential
This Agreement is dated for reference as of September 10, 2018.
To:    Sun Choe
Re:    Executive Employment Agreement
Dear Sun:
This Agreement contains the terms and conditions of our offer of employment in the position of Chief Product Officer. This Agreement will take effect as of the Effective Date and will continue until terminated in accordance with its terms.
It is a condition of this offer that you remain eligible to work in the United States for the duration of your employment with the Company, including, if applicable, approval of your authorization to work in the United States. This offer is also contingent on your agreement to the terms and conditions set forth herein, including execution and the enclosed Schedules.
If you accept employment on the terms and conditions set out below, please execute this Agreement where indicated.
ARTICLE 1 - INTERPRETATION

1.01	Definitions
In this Agreement, unless something in the subject matter or context is inconsistent therewith:
"Affiliate" in this Agreement shall mean lululemon athletica canada inc., lululemon usa inc., each direct and indirect subsidiary of the Company and any other entities identified, including joint ventures and franchises, in which the Company has an interest.
"Agreement" means this agreement, including its recitals and schedules, as amended in writing from time to time in accordance with Section 6.05.
"Base Salary" has the meaning attributed to such term in Section 3.01.
"Board" means the board of directors of the Company or its Affiliates.
"Bonus Plan" means the Company's Executive Bonus Plan as amended by the Company from year to year.
"Cause" shall mean: (a) conviction or entry of a plea of nolo contendere for embezzlement, misappropriation, fraud, dishonesty, unethical business conduct, breach of fiduciary duty, or moral turpitude, or any other felony or serious misdemeanor crime; (b) your inability (other than due to a Disability) or refusal to perform your duties hereunder; (c) your failure to follow reasonable directions from the persons to whom you report; (d) your use of alcohol or use of illegal drugs, interfering with performance of your obligations under this Agreement; (e) your commission of any willful or intentional act which injures or could reasonably be expected to injure the reputation, business or business relationships of Company, its Affiliates, or yourself or other employees of Company or its Affiliates; (f) your willful disregard or violation of Company’s written policies regarding harassment or discrimination, or any other material violation of Company’s written policies as in effect from time to time; (g) your gross negligence or willful misconduct in the performance of the your duties or with regard to the assets, business or employees of Company, including without limitation theft or embezzlement by you with respect to Company or any Affiliate; (h) your material breach of this Agreement; (i) your unauthorized use or disclosure of Proprietary Information or Confidential Information; or (j) your breach of any confidentiality agreement, fiduciary duties or duty of loyalty.

"Company" means lululemon athletica inc.
"Compensation Committee" means the compensation committee of the Board.
"Confidential Information" means information disclosed to or known by the Executive as a consequence of or through the Executive’s employment with the Company about the Company’s or any of its Affiliates’ products, operations, research, processes or services, including but not limited to all information relating to research, development, inventions, copyrights, patents, industrial designs, licenses, manufacture, production, distribution, purchasing, accounting, financing, engineering, marketing, merchandising, selling, and other technical or business information or trade secrets of the Company or any of its Affiliates, or about any of the Company’s or any of its Affiliates’ customers, suppliers, vendors or business affiliates and also includes any information that the Company has received from others that the Company is obligated to treat as confidential or proprietary, but Confidential Information does not include information which is or becomes generally available to the public through no fault of the Executive or which the Executive can establish, through written records, was in the Executive’s possession prior to its disclosure to the Executive as a result of the Executive’s work for the Company.
"Effective Date" of this Agreement means September 20, 2018.
"Executive" means Sun Choe.
"Plan" means the Company’s 2014 Equity Incentive Plan, as amended or replaced from time to time.
"Restrictive Covenant Agreement" has the meaning attributed to such term in Section 4.06.
"Termination Date" shall be the Executive’s last day of employment unless otherwise agreed in writing by the Company and the Executive.
ARTICLE 2 - EMPLOYMENT

2.01	Employment
(1)    Subject to the terms and conditions of this Agreement, the Company will, commencing on the Effective Date, employ the Executive in the position of Executive Vice President, Chief Product Officer, on the terms and conditions set out herein.
(2)    The Executive will report to Chief Executive Officer.
(3)    The Executive shall perform duties and responsibilities as are normally provided by a Chief Product Officer of a corporation in a business and of a size similar to the Company and such other duties and responsibilities as may reasonably be assigned from time to time by the Chief Executive Officer, subject always to the control and direction of the Chief Executive Officer.
(4)    As part of the Executive’s job duties, the Executive is responsible for merchandising and product creative teams. In addition, at least on an interim basis, the Whitespace and product development teams will report into the Executive as the Chief Product Officer role until the Company notifies the Executive otherwise. The Executive’s Base Salary contemplates such interim job responsibilities and the Executive shall not earn any additional compensation; however, should either or both of the Whitespace or product development teams be moved out from under the Chief Product Officer, the Executive’s Base Salary will remain the same and the applicable change will not be considered a dimunation of duties for purposes of this Agreement or otherwise.

2.02	At-Will Employment
The term of this Agreement and the Executive’s employment under this Agreement is at-will, which means that either the Company or the Executive may terminate this Agreement with or without notice, at any time, with or without reason, subject to termination in accordance with the terms of this Agreement.

2.03	Place of Employment
(1)    The Executive will perform the Executive’s duties and responsibilities for the Company in Los Angeles, California.
(2)    The Executive acknowledges that the performance of the Executive’s duties and responsibilities will necessitate frequent travel to other places, including travel to the Company’s Store Support Centre in Vancouver, British Columbia.
ARTICLE 3 - REMUNERATION AND BENEFITS

3.01	Base Salary
The Company will pay the Executive a base salary (the "Base Salary") in the amount of USD $620,000 per annum, payable in accordance with the Company’s usual payroll practices and dates, and subject to applicable withholdings and deductions.

3.02	Bonus
The Executive will be eligible to receive an annual bonus pursuant to the terms and conditions of the Bonus Plan. The Executive’s bonus target under the Bonus Plan shall be seventy five percent (75%) of Base Salary. The Executive will not earn the Bonus until the date such Bonus is paid out. For the sake of clarity, if Executive’s employment with the Company separates any time before Bonuses are paid out, Executive is not entitled to such Bonus. The Bonus shall be subject to the Company’s sole discretion.

3.03	Incentives
(1)    As an employee of the Company, you will be eligible for annual equity awards as determined by the Compensation Committee of the Board, in its sole discretion. These potential equity awards currently consist of stock options, restricted share units, and performance share units.
(2)    The Executive will also be eligible to participate in the Company’s employee share purchase plan, subject to the terms and conditions of such plan.

3.04	Benefits
The Executive will be entitled to participate in applicable employee benefit plans as are in effect from time to time, subject to and in accordance with the terms and conditions of such plans.

3.05	Fund Your Future Program
The Company offers opportunities to contribute to a long term savings plan and to purchase Company stock via payroll deduction. If you are eligible to participate, the Company matches employee contributions in accordance with the plan provisions. Please review the applicable plans as eligibility and enrollment requirements vary. The Company reserves the right to alter these programs in whole or in part at any time without advance notice.

3.06	Plan documents and right to change
(1)    Some of the compensation and benefit plans and programs referred to in this offer are governed by insurance contracts and other plan or policy documents, which will in all cases govern.
(2)    The Company reserves the right to amend, change or terminate any or all of its plans, programs, policies and benefits at any time for any reason without notice to the Executive, including without limitation bonus, commission, benefit, or compensation plans and programs.

3.07	Vacation
The Executive will be entitled to four (4) weeks paid vacation each year, or 160 hours of vacation, which will accrue on a prorated basis starting on the first day of employment at the Executive’s Base Salary rate. The Executive’s vacation will be capped at six (6) weeks, or 1.5 times Executive’s annual accrual rate, which means that Executive shall not earn or accure any additional vacation once Executive’s vacation accrual amount reaches the cap until Executive uses some of Executive’s vacation. The Executive will take such vacation at times having regard to the best interests of the Company, and any vacation may not be taken without supervisor approval.

3.08	Expenses
The Company will reimburse the Executive for all reasonable out-of-pocket business expenses properly incurred by the Executive in the course of the Executive’s employment with the Company, in accordance with the Company’s expense reimbursement policy in effect as at the date the Executive incurs any such expenses. The Executive will provide the Company with appropriate statements and receipts verifying such expenses as the Company may require.

3.09	409A
Any reimbursement of expenses or in kind benefits the Executive is entitled to receive shall, to the extent subject to Section 409A of the Internal Revenue Code, be subject to the following: (a) such reimbursements be paid no later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred, (b) the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. The Company shall pay any "Gross Up Amounts" to which the Executive is entitled pursuant to the Executive Relocation Addendum no later than the last day of Executive’s taxable year following the taxable year in which Executive remits the applicable tax.
ARTICLE 4 - EXECUTIVE’S COVENANTS

4.01	Full Time Service
The Executive will devote all of the Executive’s time, attention and effort to the business and affairs of the Company, will well and faithfully serve the Company and will use the Executive’s best efforts to promote the interests of the Company and its Affiliates. The Executive will not engage in other employment or consulting work while employed by the Company.

4.02	Duties and Responsibilities
In the performance of the Executive’s duties, the Executive agrees to give the Company the full benefit of the Executive’s knowledge, expertise, skill and ingenuity and to exercise the degree of care, diligence and skill that a prudent executive would exercise in comparable circumstances. The Executive shall fulfill all fiduciary obligations.

4.03	Policies, Rules and Regulations
The Executive will be bound by and will faithfully observe and abide by all of the policies, rules and regulations of the Company from time to time in force which are applicable to senior executives of the Company and which are brought to the Executive’s notice or of which the Executive should reasonably be aware including but not limited to the Company’s Code of Business Conduct.

4.04	Conflict of Interest
(1)    The Executive will not, during the Executive’s employment with the Company, engage in any business, enterprise or activity that is contrary to or detracts from the due performance of the business of the Company or the Executive’s duties.
(2)    The Executive will refrain from any situation in which the Executive’s personal interest conflicts or may appear to conflict with the Executive’s duties to the Company or the interests of the Company. The Executive agrees that if there is any doubt in this respect, the Executive will inform the CEO and obtain written authorization.

4.05	Business Opportunities
During the Executive’s employment, the Executive will communicate to the Company all knowledge, business and customer contacts and any other information that could concern or be in any way beneficial to the business of the

Company so long as Executive does not violate any agreement with a prior employer and subject to Section 4.07. Any such information communicated to the Company as aforesaid will be and remain the property of the Company notwithstanding any subsequent termination of the Executive’s employment.

4.06	Restrictive Covenants
The Executive agrees to be bound by the terms and conditions of the Restrictive Covenant Agreement (the "Restrictive Covenant Agreement") between the Company and the Executive, a copy of which is attached to this Agreement as Schedule A and is incorporated by reference and deemed to be a part of this Agreement.

4.07	Pre-existing Obligations
The Executive is hereby requested and directed by the Company not to disclose confidential or proprietary information of any kind belonging to the Executive’s former employer or any other person. The Company is not employing the Executive to obtain the confidential information business information, intellectual property or business opportunities of the Executive’s former employer or any other person. The Executive also affirms that the Executive is not subject to any pre-existing obligations, contracts or agreements that would prevent or detract from the Executive’s ability to comply with this Agreement.

4.08	Anti-bribery
During the Executive’s on-boarding and as a condition of employment, the Executive will be required to read and comply with the Company’s Handbook. The Handbook provides additional details regarding the Executive’s employment, employee discounts, personal accountability, integrity (regarding hours worked), yoga benefits, the Code of Business Conduct (including policies related to gifts and entertainment and prohibiting bribes) and other benefits and time off programs. Failure to follow any of the Company’ policies may lead to immediate termination of employment. Additional information and resources are on youlu, which is available following the Executive’s first day of work.

4.09	Stock Ownership Guidelines
The Executive acknowledges that she has received a copy of the Company’s Stock Ownership Guidelines and acknowledges and agrees to the Guidelines, as currently stated and as they may be amended from time to time.

4.10	Confidential Information
(1)    The Executive acknowledges and agrees that the Executive shall not acquire any right, title or interest in or to the Confidential Information. The Executive also acknowledges that the Company has taken great precautions to maintain the confidentiality of the Confidential Information and that but for Executive’s employment with the Company, Executive would not be privy to such Confidential Information.
(2)    At all times during and subsequent to the termination of the Executive’s employment with the Company, the Executive:

(a)
will not use, copy or reproduce the Confidential Information except as may be reasonably required for the Executive to perform the Executive’s duties for the Company, and the Executive will not directly or indirectly use, disseminate or disclose any Confidential Information for the Executive’s own benefit or the benefit of any other person or entity;

(b)    will take all necessary precautions against unauthorized disclosure of the Confidential Information; and
(c)    will not utilize the Confidential Information in a subsequent position with another employer.
(3)    If the Executive is requested or ordered by law to disclose any Confidential Information, the Executive will advise the Company forthwith of such request or order in writing and provide to the Company all information concerning such request or order and the opportunity for the Company to object or intervene, prior to making any disclosure of Confidential Information.

ARTICLE 5 - TERMINATION

5.01	Termination by the Company or the Executive
Consistent with the Executive’s at-will employment relationship, the Company or the Executive may terminate the Executive’s employment with the Company at any time, with or without notice, with or without reason. However, the Company requests that the Executive provide at least four (4) weeks’ notice in writing prior to the Termination Date.

5.02	Payments on Termination With or Without Cause
(1)    If the Executive’s employment with the Company is terminated by the Company without Cause, the Executive will only be entitled to the following payments and benefits:

(a)
Accrued Compensation. The Company will pay all wages owed to the Executive including the Executive’s Base Salary up to the Termination Date, and any accrued and unused vacation pay, at the Executive’s Base Salary rate in effect at the time notice of termination is given by the Company.

(b)
Accrued Expenses. The Company will reimburse the Executive for any business expenses reasonably incurred by the Executive up to and including the Termination Date in accordance with the Company's normal expenses policy applicable to the Executive at that time.

(c)
Bonus Compensation. Pursuant to Section 3.02, the Executive shall only receive a bonus payment if Executive is employed upon date the Bonus is paid out; otherwise, the Executive has not earned the Bonus and wil not be paid for any Bonus.

(d)
Notice. The Executive will be entitled to fifteen months’ notice or payment of Base Salary (at the rate in effect as of the date of termination) in lieu, or a combination of notice and payment (the "Severance Payment") subject to the terms herein.  The Company shall inform the Executive within fifteen (15) days whether it will be a notice period, payment in lieu of notice, or a combination thereof (in which case such combination shall be specified). Any payment made pursuant to this Section 5.02(1)(d) shall be:

i.    subject to regular and statutory withholdings,
ii.    paid in equal instalments on the Company’s normal paydays, and
iii.    subject to the Executive’s execution of the Company’s separation agreement and release.

(e)	RCA. Any amounts owing to the Executive pursuant to Section 5.02(d) shall be forfeited if the Executive fails to comply with the Restrictive Covenant Agreement.

(f)
Deductions. The Company may deduct from the amounts payable by it to the Executive or for the Executive’s benefit pursuant to Section 5.02(1)(a), (b), (c), or (d) any amounts owing to the Company by the Executive.

(g)
Fair and Reasonable. The parties agree that the provisions of Section 5.02 are fair and reasonable and that the amounts payable by the Company to the Executive’s benefit pursuant to Section 5.03 are reasonable.

(h)
Restricted Share Units, Performance Share Units and Stock Options. The Executive’s rights regarding any Restricted Share Units, Performance Share Units or stock options from the Company will be governed by the terms of the Plan and the applicable plans, agreements policies of the Company, including without limitation the Plan.

(i)
No Other Payments or Benefits. The terms and conditions of this Section 5.02 and the amounts paid and the benefits provided to the Executive hereunder are all of the amounts owed to the Executive. For the sake of clarity, the Company has no further obligations to the Executive; however the Company and the Executive may agree to other payments and benefits in writing. The terms and conditions of this Section 5.02 are in full satisfaction of any payments or benefits which the Executive may otherwise have been entitled to receive in relation to the termination of this Agreement and the Executive’s employment hereunder pursuant to the common law and any applicable laws, including, without limitation, any of the Company’s programs, policies, plans, contracts or agreements, whether written or verbal.

5.03	Payments on Termination by Company for Cause
If the Executive’s employment with the Company is terminated by the Company for Cause, the Executive will only be entitled to receive the following compensation:

(a)
Accrued Base Salary. The Company will pay the Executive’s Base Salary accrued but unpaid up to and including the Termination Date, including accrued vacation pay, at the rate in effect at the time the notice of termination is given.

(b)
Accrued Expenses. The Company will reimburse the Executive for any business expenses reasonably incurred by the Executive up to and including the Termination Date in accordance with the Company's normal expenses policy applicable to the Executive at that time.

(c)
Bonus Compensation. The Executive shall not receive any bonus payment whatsoever pursuant to Section 3.02 or the Bonus Plan except such bonus which is already earned and due to be paid up to and including the Termination Date, notwithstanding any period following the Termination Date during which the Executive may receive any payments or benefits under the terms of the Agreement.

(d)
Restricted Share Units, Performance Share Units and Stock Options. The Executive’s rights regarding any Restricted Share Units, Performance Share Units or stock options from the Company will be governed by the terms of the Plan and the applicable plans, agreements policies of the Company, including without limitation the Plan.

5.04	Termination Due to Disability or Death

(a)
Disability. If the Executive is prevented from performing her duties as called for by this Agreement because of physical or mental incapacity or other disability (a "Disability") after the Executive has been provided all legally required leaves of absence and reasonable accommodations, then Company shall have the right to terminate the Executive’s employment Without Cause. It is contemplated that such termination Without Cause would generally occur if the Executive is unable to work for more than a continuous period of twelve (12) weeks, or for shorter periods aggregating more than ninety (90) days in any consecutive twelve (12) month period.

(b)
Death. If the Executive’s employment shall terminate due to death, the payments and benefits provided for in Section 5.02 shall be paid to the Executive’s surviving spouse, if any, or otherwise to the Executive’s estate, in a single lump sum payment within thirty (30) days of the Executive’s death, or, if otherwise provided in an applicable employee benefit plan, in accordance with the time and form of payment provisions of such plan, in accordance with applicable law.

5.05	Return of Property
Upon separation of the Executive’s employment with the Company for any reason, the Executive will deliver or cause to be delivered to the Company promptly all books, documents, money, electronic devices, securities or other property of the Company that are in the possession, charge, control or custody of the Executive, without retaining any copies or records of any Confidential Information whatsoever. The Executive will sign a certificate attesting to the return of all Company property upon request by the Company.

5.06	Resignation as Director and Officer
Upon termination of the Executive’s employment under this Agreement for any reason, the Executive will be deemed to have resigned as a director and officer of all Affiliates of the Company contemporaneously with the date of termination of the Executive’s employment for any reason and will immediately, on request of the Company, sign forms of resignation indicating - the Executive’s resignation as a director and officer of the Company and any Affiliates of the Company and of any other entities of which the Executive occupies similar positions as part of or in connection with the performance by the Executive of the duties under this Agreement, if applicable.

5.07	No Termination Claims

Upon any termination of the Executive’s employment by the Company in compliance with this Agreement or upon any termination of the Executive’s employment by the Executive, the Executive will have no action, cause of action, claim or demand against the Company, its Affiliates, any related or associated corporations or any other person as a consequence of such termination.

5.08	Provisions which Operate Following Termination
Notwithstanding any termination of the Executive’s employment under this Agreement for any reason whatsoever and with or without cause, all provisions of this Agreement necessary to give efficacy thereto, including without limitation the Restrictive Covenant Agreement attached as Schedule A and Section 4.09, will continue in full force and effect following such termination.
ARTICLE 6 - MISCELLANEOUS

6.01	Deductions
The Company will deduct all statutory deductions and any amounts authorized by the Executive from any amounts to be paid to the Executive under this Agreement.

6.02	Entire Agreement
This Agreement, including the Schedules to this Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the parties, whether oral or written, with respect to the subject matter of this Agreement and any rights which the Executive may have by reason of any such prior agreements. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

6.03	Severability
If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement will continue in full force and effect. The parties further agree to allow a court to revise or replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

6.04	Amendments and Waivers
No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

6.05	Notices
Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery, by registered mail, or by electronic means of communication addressed to the recipient as follows:

To the Company:
lululemon athletica inc.
1818 Cornwall Avenue
Vancouver, BC
V6J 1C7
Attention: SVP, General Counsel
To the Executive:
Sun Choe
or such other address, individual or electronic communication number as may be designated by notice given by either party to the other.

6.06	Equitable Remedies/Injunctive Relief
The Executive acknowledges that the services to be furnished hereunder and the rights granted to the Company herein are of a special, unique, extraordinary, artistic, and intellectual character which gives them a peculiar value, the loss of which cannot reasonably be compensated for in damages in an action at law; accordingly, the breach by the Executive of any of the provisions of this Agreement will cause the Company irreparable injury and damage, that could not be adequately compensated for solely by monetary award. The Company shall be entitled, as a matter of right and without further notice to the Executive, to seek and obtain an injunction, temporary restraining order, or other equitable relief in connection with any breach of this Agreement by the Executive, without the posting of bond or any other security, or without the need to prove monetary damages. This right to seek and obtain injunctive relief shall be in addition to and not in lieu of any other rights and remedies which the Company may have, whether at law or in equity, or for damages or otherwise. The Company shall be entitled to seek preliminary injunctive relief pursuant to the rights in this Section in any court of competent jurisdiction. The parties agree that the provisions of this Agreement, which includes the Schedules to this Agreement, shall be specifically enforceable, and that in addition to any other rights which the Company may have at law or in equity, the Company shall be entitled to obtain a restraining order and/or an injunction to prevent violation by the Executive of any provision of this Agreement. If the Company prevails at obtaining any preliminary or permanent injunctive or equitable relief, the Executive shall indemnify the Company for all attorneys’ fees and costs related with seeking such injunctive or equitable relief. The provisions of this Agreement and the Schedules are of tremendous value to the business of the Company, and were and are a material consideration to the continued employment of the Executive; and without the protection of this Agreement, the Company would be unable to divulge to the Executive the information necessary to enable the Executive to perform the Executive’s duties hereunder and otherwise create the opportunity for the Executive to enhance the Executive’s career.

6.07	Arbitration Agreement
The Executive agrees to be bound by the terms and conditions of the Arbitration Agreement (the "Arbitration Agreement") between the Company and the Executive, a copy of which is attached to this Agreement as Schedule B and is incorporated by reference and deemed to be a part of this Agreement.

6.08	Successors and Assigns
This Agreement will be binding upon the Executive’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns. The Company may assign this Agreement in its discretion, including all licenses granted to the Company hereunder.

6.09	Governing Law and Venue
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of laws. The Company and the Executive each irrevocably consent to the exclusive personal jurisdiction of the federal courts located in Delaware, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of the federal or state courts located in Delaware, or with respect to matters arising out of Section 6.07, personal jurisdiction will be nonexclusive.  Executive further agrees and understands that the State of Delaware has a substantial relationship to the parties and to the transaction.

6.10	Voluntary and Knowing

The Executive acknowledges that the Executive has had the opportunity to negotiate this Agreement and is entering this Agreement voluntarily. The Executive also acknowledges that it was recommended to the Executive by the Company that the Executive obtain independent legal advice before executing this Agreement and that the Executive has been afforded an opportunity to do so.

Yours truly,
lululemon athletica inc.

By:	/s/ CALVIN MCDONALD
Calvin McDonald, Chief Executive Officer

/s/ SUN CHOE
Sun Choe

September 18, 2018
Date